Exhibit 99.1

Settlement Approved in Pennsylvania American Water
Rate Request

April 2022 rate request driven by more than $1 billion in system investments to address aging water and wastewater infrastructure; includes enhanced customer assistance programs

MECHANICSBURG, Pa. (Dec. 8, 2022) – The Pennsylvania Public Utility Commission (PUC) today approved the joint settlement agreement that was filed in Oct. 2022 by all active parties in the case, including the company, PUC Bureau of Investigation and Enforcement, Office of Consumer Advocate, Office of Small Business Advocate, large industrial customers and low-income customer advocates. In the filing, each of the involved parties indicated that the settlement and associated rates were fair, just, reasonable and in the public interest.

The terms of the approved settlement agreement include a total annualized revenue increase of $138 million and expanded customer assistance funding. The agreement also includes certain water main extension projects, an accelerated lead service line replacement program to more than double the annual replacement rate and delayed effective dates for acquired systems with rate freezes in place.

When new rates take effect on Jan. 28, 2023, the monthly water bill for the average residential customer will increase by about $9, and the average monthly residential wastewater bill will increase by about $30. Rates for the recently acquired systems of Royersford Borough, Valley Township, Foster Township and City of York are proposed to take effect at later dates in accordance with their respective acquisition agreements.

“We are pleased the PUC has approved this settlement, which reflects carefully negotiated terms that balance the customer’s interest with the much-needed ongoing investments made by the company,” said Pennsylvania American Water President Justin Ladner. “We also appreciate the diligence of all parties in the case that supported our company’s robust commitments to additional customer assistance funding and more targeted bill discounts to address affordability as it relates to household income.”

Through its H2O Help to Others Program™, the company provides financial assistance to low-income customers who qualify, including emergency grants, bill discounts and water-saving devices and education. To continue addressing affordability, the agreement approved today includes an expanded, three-tiered approach to the company’s current low-income discount program. Under this expanded program, eligible households will receive monthly bill discounts of between 30 and 80 percent for water and wastewater service. Last year, customers received approximately $4.5 million in bill discounts under this program. As part of the agreement, the company will also increase its annual contribution to the H2O Help to Others grant program from $600,000 to $750,000.

“As a company, we believe that the service we provide must be safe, reliable for fire protection, and resilient in the face of floods, droughts, and other weather-related risks,” continued Ladner. “At the same time, it also must be affordable, which is why we are an industry leader in customer assistance programs. We also cannot underestimate the importance of the environmental improvements achieved through our significant wastewater system investments, which improve the quality of our rivers and streams. We continue seeking ways to accomplish all of these simultaneously, and we believe that the agreement approved today does just that.”

Pennsylvania American Water filed its rate request with the PUC on Apr. 29, 2022, seeking to adjust its rates by approximately $173 million for the over $1 billion in water and wastewater system investments the company will make through 2023 to continue providing safe and reliable service.

About Pennsylvania American Water
Pennsylvania American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 2.4 million people.

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs approximately 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to an estimated 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

AWK-IR

Media Contact:
Laura Martin
Sr. Director, Government & External Affairs
C: 304-932-7158
laura.martin@amwater.com

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